                                                                EXHIBIT 99(a)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                        MONEYGRAM PAYMENT SYSTEMS, INC.
                                       AT

                              $17.00 NET PER SHARE
                                       BY

                      PINE VALLEY ACQUISITION CORPORATION
                           A WHOLLY OWNED SUBSIDIARY
                                       OF

                                   VIAD CORP

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME,
             ON FRIDAY, MAY 8, 1998, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES OF MONEYGRAM PAYMENT SYSTEMS, INC. ("COMPANY") THAT SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS; (2) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED; AND (3) CERTAIN OTHER CONDITIONS, ANY OF WHICH CONDITIONS MAY BE WAIVED BY THE PARENT. THE MINIMUM CONDITION MAY ONLY BE WAIVED BY PURCHASER WITH THE PRIOR APPROVAL OF THE COMPANY. SEE SECTION 15 WHICH SETS FORTH IN FULL THE CONDITIONS OF THE OFFER.
                            ------------------------

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of his or her shares of Common Stock, par value $.01 per share, of the Company ("Shares") should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary (as defined herein) or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

    Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                            ------------------------

                      The Dealer Manager for the Offer is:
                              SALOMON SMITH BARNEY
April 10, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
1.  TERMS OF THE OFFER......................................    3
2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES...........    4
3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING
    SHARES..................................................    6
4.  WITHDRAWAL RIGHTS.......................................    8
5.  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS...............    9
6.  PRICE RANGE OF SHARES; DIVIDENDS........................   10
7.  CERTAIN INFORMATION CONCERNING THE COMPANY..............   11
8.  CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.....   15
9.  SOURCES AND AMOUNTS OF FUNDS............................   19
10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY......   20
11. THE OFFER AND MERGER; MERGER AGREEMENT..................   23
12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE
    COMPANY.................................................   32
13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES;
    EXCHANGE ACT LISTING; EXCHANGE ACT REGISTRATION; MARGIN
    REGULATIONS.............................................   34
14. DIVIDENDS AND DISTRIBUTIONS.............................   35
15. CERTAIN CONDITIONS TO THE OFFER.........................   35
16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.............   36
17. FEES AND EXPENSES.......................................   39
18. MISCELLANEOUS...........................................   39
Schedule I -- Directors and Executive Officers of Parent and
  Purchaser.................................................  I-1

To the Holders of Common Stock of MoneyGram Payment Systems, Inc.:

                                  INTRODUCTION

     Pine Valley Acquisition Corporation ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Viad Corp, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Company Common Stock" or the "Shares"), of MoneyGram Payment Systems, Inc., a Delaware corporation ("Company"), at a purchase price of $17.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Salomon Brothers Inc and Smith Barney Inc., collectively doing business as Salomon Smith Barney ("Salomon"), which is acting as the Dealer Manager (in such capacity, the "Dealer Manager"), Norwest Bank Minnesota, N.A. (the "Depositary"), and MacKenzie Partners, Inc. (the "Information Agent"), incurred in connection with the Offer in accordance with the terms of agreements entered into between Purchaser and such persons. See Section 17. For purposes of this Offer to Purchase, references to "Section" are references to a section of this Offer to Purchase, unless the context otherwise requires.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD" OR "BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER (AS THESE TERMS ARE DEFINED HEREIN) AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY. THE BOARD UNANIMOUSLY RECOMMENDED ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE STOCKHOLDERS OF THE COMPANY.

     Morgan Stanley & Co., Inc. (the "Company's Financial Advisor"), financial advisor to the Company, has delivered to the Board a written opinion dated April 4, 1998 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the cash consideration to be received by the holders of Shares in the Offer and the Merger is fair to such holders from a financial point of view. A copy of such opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders concurrently herewith, and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by the Company's Financial Advisor.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"); (2) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"); AND
(3) CERTAIN OTHER CONDITIONS, ANY OF WHICH CONDITIONS MAY BE WAIVED BY PARENT. THE MINIMUM CONDITION MAY ONLY BE WAIVED BY PURCHASER WITH THE PRIOR APPROVAL OF THE COMPANY. SEE SECTION 15 WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

     The Offer will expire at 12:00 Noon, New York City time, on Friday, May 8, 1998, unless extended.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 4, 1998 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable following the completion of the Offer and the satisfaction or waiver of certain conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company, if required by applicable law, Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation"). In the Merger, each issued and outstanding Share (other than Dissenting Shares (as hereinafter defined)) will be converted into and represent the right to receive $17.00 in cash or any higher price that may be paid per Share in the Offer, without interest (the "Merger Price"). See Section 11.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, in addition to its rights under applicable law and the Company's Certificate of Incorporation and By-laws, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of the Company and the board of each of its subsidiaries as shall give Purchaser representation on the Board of the Company and the board of each of its subsidiaries equal to the product of the total number of directors on the Board of the Company and the board of each of its subsidiaries (giving effect to directors so elected) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliates of Purchaser following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company and each of its subsidiaries, including increasing the size of such boards or securing the resignations of incumbent directors or both. The Company has also agreed, at such time, to use all reasonable efforts to cause persons designated by Purchaser to constitute the same percentage of each committee of the Board as persons designated by Purchaser shall constitute of the Board of each committee of the Board to the extent permitted by applicable law.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See Section 11. Under the Company's Certificate of Incorporation and the General Corporation Law of the State of Delaware ("Delaware Law"), the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer, the Merger Agreement or otherwise) at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder.

     Under Delaware Law, if Purchaser acquires, pursuant to the Offer, the Merger Agreement or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer, the Merger Agreement or otherwise, a significantly longer period of time will be required to effect the Merger. See Section 11. The Merger Agreement provides that, following the consummation of the Offer but prior to the time when the Merger shall become effective ("Effective Time"), (i) the Company will, if requested by the Purchaser, issue Shares to the Purchaser representing a maximum of 19.9% of the Shares outstanding immediately prior to such issuance and (ii) the Company will terminate the Credit Agreement between the Company and The Northern Trust Company.

     Pursuant to the Merger Agreement, the Company advised Purchaser that as of April 4, 1998, 16,513,800 Shares were issued and outstanding, and 1,180,266 Shares were issuable pursuant to employee stock options outstanding under the Company's Plans. As of April 4, 1998, options for 270,905 Shares were exercisable. However, on April 7, 1997, certain stockholders of the Company unaffiliated with Parent reported an increase in their beneficial ownership of Shares to approximately 31.03% of the total outstanding Shares of the Company. On January 12, 1997, those same shareholders had reported beneficial ownership of 14.20% of the total outstanding Shares of the Company. Under the Company's Plans (as defined in Section 7), the acquisition by a person of 25% or more of the outstanding Shares constitutes a Change in Control (as defined under the Plans). Upon a Change in Control, the Company is obligated to immediately cancel all outstanding options and, within ten days of the Change of Control, remit a cash payment of an amount based on the price of a Share (as calculated pursuant to the Plans) in lieu of such options to the option holder. See Section 7.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                             1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and will pay for all Shares which are validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with the provisions set forth in Section 4 herein, as soon as practicable after such Expiration Date. The term "Expiration Date" means 12:00 Noon, New York City time, on Friday, May 8, 1998, unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in Section 15, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his or her Shares. See Section 4. Under no circumstance will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

     Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of regulatory approval specified in Section 16, (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in Section 15 and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

     The Merger Agreement provides that Purchaser will not (i) waive the Minimum Condition without the consent of the Company, (ii) decrease the price per Share payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, or (iv) impose conditions to the Offer in addition to those set forth in the Merger Agreement, as described in Section 15.

     Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled Expiration Date if, at the scheduled Expiration Date, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission or the staff thereof applicable to the Offer, or (iii) extend the Offer for any aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii), if as of such date, all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 75% or more, but less than 90%, of the outstanding Shares on a fully diluted basis; provided, however, that if, on the initial Expiration Date,
(A) the sole condition remaining unsatisfied is either (x) the failure of the waiting period under the HSR Act to have expired or been terminated, or (y) the failure to obtain any authorizations, consents or approvals required to consummate the Offer ("Pre-Offer Approvals"), Purchaser shall extend the Offer from time to time until five business days after the later of the expiration or termination of the waiting period under the HSR Act or the receipt of all Pre-Offer Approvals (see Section 16 for a description of regulatory approval requirements) or (B) if the sole condition remaining unsatisfied on the initial Expiration Date is the condition that the Company shall have not failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement. Purchaser shall, so long as the breach can be cured and the Company is vigorously attempting to cure such breach, extend the Offer from time to time until five business days after such breach is cured (provided that Purchaser shall not be required to extend the Offer under (A) or (B) above beyond 45 calendar days after such initial scheduled Expiration Date).

     Any such extension, delay, amendment, waiver, or termination will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including the Minimum Condition), subject to the Merger Agreement, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to stockholders and investor response. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease or increase the price per Share being offered in the Offer, such decrease or increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" means any day, other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 AM through 12:00 midnight, New York City time, as computed in accordance with Rule 14d-1 under the Exchange Act.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

               2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the terms of the Merger Agreement and the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date as soon as practicable after (i) the Expiration Date, (ii) the expiration or termination of any applicable waiting periods under the HSR Act, and (iii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15. Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 16 or in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (the "Stock Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined herein, see
Section 3), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined herein, see Section 3) and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times.

     On April 10, 1998, Parent filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer and the Merger Agreement. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 P.M., New York City time, on Saturday, April 25, 1998. Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend such waiting period by requesting additional information from the parties with respect to the Offer. If such a request is made with respect to the purchase of Shares in the Offer, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by Parent with such a request. Thereafter, the waiting period may only be extended by court order. Alternatively, if the FTC or Antitrust Division believes that the transaction is likely to have anticompetitive effects, the reviewing agency may seek an injunction to prevent consummation of the transaction. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. Parent has requested early termination of the waiting period, although there can be no assurance that this request will be granted. See Section 16 for additional information regarding the HSR Act.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the Offer, or if Certificates evidencing Shares ("Stock Certificates") are submitted for more Shares than are tendered, Stock Certificates evidencing Shares not purchased or tendered will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility (as defined in Section 3)), without expense to the tendering stockholder, as promptly as practicable after the expiration or termination of the Offer.

          3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     Valid Tender. To validly tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either (i) the Stock Certificates evidencing such Shares to be tendered must be received by the Depositary at such address along with the Letter of Transmittal or (ii) such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, including an Agent's Message, in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility (defined below) to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"), except in cases where (a) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or (b) such Shares are tendered for the account of an Eligible Institution. If a Stock Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Stock Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Stock Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Stock Certificate, with the signature(s) on such Stock Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Stock Certificates evidencing such Shares are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary prior to the Expiration Date as provided below; and

          (iii) the Stock Certificates for such Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery. A "New York Stock Exchange trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after a timely receipt by the Depositary of the Stock Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or, in the case of book-entry transfer, an Agent's Message, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND-DELIVERY SERVICE, PROPERLY INSURED. IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT SUCH CERTIFICATES AND DOCUMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY.

     Backup Federal Income Tax Withholding. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any cash payments made to certain stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing and filing the Substitute Form W-9 included in the Letter of Transmittal (see Instruction 10 of the Letter of Transmittal) or a Form W-9 with the Depositary prior to the time any payments are made pursuant to the Offer. Certain stockholders (including, among others, corporations and certain foreign persons) are not subject to backup withholding provided they establish their status when required to do so. If the stockholder is a nonresident alien or foreign entity not subject to backup withholding, the stockholder must give the Depositary a completed Form W-8, "Certificate of Foreign Status", prior to the time any such payments are made.

     Other Requirements. By executing a Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of Purchaser as the stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities or property issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies and powers of attorney shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon acceptance for payment of the Shares by Purchaser. Upon such acceptance for payment, all prior proxies and consents given by the stockholder with respect to such Shares (and such other Shares and other securities) will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser is able to exercise full voting and other rights with respect to such Shares (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

     A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the Instructions thereto) will be final and binding.

                             4.  WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after Monday, June 8, 1998 if they have not previously been accepted for payment as provided in this Offer to Purchase. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein. Any such delay will be an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, contain a statement that such stockholder is withdrawing all or a portion of its tender and the name of the registered holder, if different from that of the person who tendered such Shares. If Stock Certificates evidencing Shares to be withdrawn, have been delivered to the Depositary or otherwise identified to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution), must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of Stock Certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular Stock Certificates evidencing the Shares to be withdrawn, or, in the case of Shares tendered by book-entry transfer as set forth in Section 3, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

                 5.  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary addresses the material federal income tax consequences to holders of Shares who sell their Shares in the Offer or the Merger. The summary does not address all aspects of federal income taxation that may be relevant to a particular holder of Shares and thus, for example, may not be applicable to holders of Shares who are not citizens or residents of the United States, who acquired their Shares pursuant to the exercise of compensatory stock options, or who are entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code") (such as insurance companies, tax-exempt entities and regulated investment companies); nor does this summary address the effect of any applicable state, local, foreign, or other tax laws. The discussion assumes that each holder of Shares holds such Shares as capital assets within the meaning of
Section 1221 of the Code. The federal income tax discussion set forth below is included for general information only and is based upon present law. The precise tax consequences of the Offer or the Merger will depend on the particular circumstances of the holder. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE PROPOSED TRANSACTION.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a holder who receives cash for Shares pursuant to the Offer or the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares and the holder's adjusted tax basis in such Shares. In the case of a holder that is a corporation, such gain or loss will be taxed at a maximum federal tax rate of 35%. In the case of a holder who is an individual, such gain or loss will be capital gain or loss, and may be taxed at the maximum federal tax rate of 39.6% (if the Shares were held by the holder for one year or less), 28% (if the Shares were held by the holder for more than one year but not more than 18 months), or 20% (if the Shares were held by the holder for more than 18 months). The gain or loss of an individual holder who is otherwise in the 15% federal tax bracket will be taxed at the tax rate of 15% (if the Shares were held by the holder for 18 months or less) or 10% (if the Shares were held by the holder for more than 18 months). Legislation has been proposed in both the United States Senate and the United States House of Representatives that would eliminate the 18-month holding period and provide that the gain from the sale of capital assets held for more than one year would in some cases be taxed at maximum rates different from those set forth above, effective for taxable years beginning after December 31, 1997. It is not possible to predict whether or in what form any such legislation may be enacted, or the effective date of such legislation if enacted.

     Amounts received in exchange for a holder's Shares pursuant to the Offer or the Merger will not generally be subject to federal income tax withholding. Withholding at the rate of 31% ("backup withholding"), however, will be required if a holder fails to comply with certain reporting and certification requirements. In order to prevent such backup withholding, each holder tendering Shares pursuant to the Offer must provide the Depositary with such holder's correct taxpayer identification number and certify that such holder is not subject to backup withholding by completing and filing the Substitute Form W-9 included in the Letter of Transmittal (see Instruction 10 of the Letter of Transmittal) or a Form W-9 with the Depositary prior to the time any payments are made pursuant to the Offer. Certain stockholders (including, among others, corporations and certain foreign persons) are not subject to backup withholding provided they establish their status when required to do so. If the holder is a nonresident alien or foreign entity not subject to backup withholding, the holder must give the Depositary a completed Form W-8, "Certificate of Foreign Status", prior to the time any such payments are made.

     A holder who does not sell Shares in the Offer or the Merger and who exercises his or her dissenter's rights with respect to such Shares will recognize capital gain or loss (and may recognize an amount of interest income) attributable to any payment received pursuant to the exercise of such rights based upon the principles described above. See Section 16.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE A SUBSTITUTE FOR CAREFUL TAX PLANNING. MOREOVER, THE DISCUSSION IS BASED UPON PRESENT LAW AND IT IS IMPOSSIBLE TO PREDICT THE EFFECT, IF ANY, THAT FUTURE LEGISLATION COULD HAVE ON THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

                      6.  PRICE RANGE OF SHARES; DIVIDENDS

     The Shares are listed on the NYSE under the symbol "MNE". The following table sets forth, for the indicated calendar periods, the reported high and low prices of the Shares on the NYSE Composite Table. The Shares have been listed on the NYSE since December 11, 1996.

                                                            HIGH        LOW
                                                           -------    -------
1996:
  First Quarter..........................................  N/A        N/A
  Second Quarter.........................................  N/A        N/A
  Third Quarter..........................................  N/A        N/A
  Fourth Quarter(December 11 through December 31)........  $14.50     $13.25

1997:
  First Quarter..........................................  $14.50     $ 6.875
  Second Quarter.........................................  $15.75     $ 8.375
  Third Quarter..........................................  $18.625    $14.50
  Fourth Quarter.........................................  $17.875    $ 8.50

1998:
  First Quarter (through March 31, 1998).................  $15.125    $10.375
  Second Quarter (through April 9, 1998).................  $17.75     $15.25

     No dividends have been paid on the Shares in the past. Additionally, the Merger Agreement prohibits the Company from declaring or paying any dividends until the effectiveness of the Merger.

     On February 23, 1998, the day that Parent submitted an initial indication of interest to the Company, the last reported sales price on the NYSE was $12.5625. On March 6, 1998, approximately one month prior to the public announcement of the execution of the Merger Agreement, the last reported sales price on the NYSE was $12.6250. On April 3, 1998, the last full trading day prior to the announcement of the terms of the Merger Agreement, the last reported sales price per Share on the NYSE was $15.5625. On April 9, 1998, the last full trading day prior to the commencement of the Offer, the last reported sales price per Share on the NYSE was $17.3125.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

                 7.  CERTAIN INFORMATION CONCERNING THE COMPANY

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon publicly available documents on file with the Commission, other publicly available information and information provided by the Company. Although neither Purchaser nor Parent has any knowledge that would indicate that such information is untrue, neither Purchaser nor Parent takes any responsibility for, or makes any representation with respect to, the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred that may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

     General. The Company is a Delaware corporation with its principal executive office located at 7401 West Mansfield Avenue, Lakewood, Colorado 80235. The Company is a leading non-bank provider of consumer money wire transfer services, with a strong, well-recognized brand-name. It offers customers the ability to transfer funds quickly, reliably and conveniently through its approximately 22,000 agent locations in 105 countries worldwide. The Company targets its services to individuals without traditional banking relationships, expatriates who send money to their country of origin, traditional bank customers in need of emergency money transfer services, tourists without local bank accounts and businesses that need rapid and economical money transfer services. The Company also provides an express bill payment service through many of its agent locations in the United States, and recently began to offer money orders through a wholly owned subsidiary. The number of agent locations has grown from approximately 18,500 in 1996 to approximately 22,000 in March 1998. In each of 1996 and 1997, the Company processed approximately 5.8 million transactions, and transferred $1.55 billion and $1.57 billion principal amount of funds, respectively.

     Available Information. The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in periodic proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements, and other information, including (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Company 10-K") and (ii) the Company's Current Reports, on Form 8-K dated December 24, 1997 (filed January 1, 1998) and January 8, 1998 (filed January 21, 1998 and amended on March 9, 1998), should be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington D.C. 20549. The information should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The Commission also maintains an Internet site on the worldwide web at http://www.sec.gov that contains reports and other information.

     A copy of this Offer to Purchase, and certain of the agreements referred to herein, are attached to Purchaser's Tender Offer Statement on Schedule 14D-1, dated April 10, 1998 (the "Schedule 14D-1"), which has been filed with the Commission. The Schedule 14D-1 and the exhibits thereto, along with such other documents as may be filed by Purchaser with the Commission, may be examined and copied from the offices of the Commission in the manner set forth above.

     Certain Financial Information for the Company. The following table sets forth selected financial data for the Company for 1997 and prior years, presented on a carve-out basis for the transition of the business from an operating subsidiary of Integrated Payment Systems, Inc. ("IPS") to a stand alone public company and are derived from historical financial data of IPS excerpted or derived from the audited financial statements contained in the Company 10-K. The financial data includes allocations of operating and general and administrative expenses to the Company from IPS. Such allocations do not necessarily reflect the expenses that were or will be incurred by the Company operating as a stand-alone entity. Management of the Company stated in the Company 10-K that it believed that costs had been determined and allocated on a reasonable basis and all costs attributable to conducting the business of the Company had been included in the Company's financial statements. In the opinion of the Company's management, such expenses were not materially affected by the Company operating as a stand-alone entity. The selected financial data below should be read in conjunction with "Management's Discussion and Analysis" and the financial statements appearing in the Company 10-K. The financial and operating information for the years ended December 31, 1993, and 1994 are derived from unaudited financial statements. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such documents (which may be inspected and obtained as described above), including the financial statements and related notes contained therein. Neither Parent nor Purchaser assumes any responsibility for the accuracy of the financial information set forth below.

                        MONEYGRAM PAYMENT SYSTEMS, INC.
                       SELECTED FINANCIAL AND OTHER DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------------
                                          1997        1996        1995       1994       1993
                                        --------    --------    --------    -------    -------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operating Data:
  Revenues:
     Fee and other....................  $113,637    $108,578    $ 94,242    $71,015    $48,815
     Foreign exchange.................    27,274      29,141      42,826     20,373      3,070
                                        --------    --------    --------    -------    -------
          Total revenues..............   140,911     137,719     137,068     91,388     51,885
  Expenses:
     Agent commissions and
       amortization of agent contract
       acquisition costs..............    52,851      44,255      34,801(1)  28,742     22,112
     Processing costs.................    26,702      23,930      24,542     15,334     12,361
     Advertising and promotion........    28,091      29,113      33,822     19,523     13,708
     Selling, service and general and
       administrative.................    25,457      16,745(2)   14,247(2)   8,378      6,900
                                        --------    --------    --------    -------    -------
          Total expenses..............   133,101     114,043     107,412     71,977     55,081
Income (loss) before income taxes.....     7,810      23,676      29,656     19,411     (3,196)
Net income (loss).....................  $ 11,680    $ 14,631    $ 18,294    $12,176    $(2,077)
Basic net income (loss) per common
  share(3)............................  $    .70    $    .88    $   1.10    $   .73    $  (.12)
Diluted net income (loss) per common
  share...............................  $    .70    $    .88    $   1.10    $   .73    $  (.12)

---------------
(1) Net of a $2.5 million commission rebate from Banamex received by the Company during the first quarter of 1995.

(2) Includes costs and expenses related to obtaining consents from Company agents to permit the assignment of their agent contracts to the Company of $375,000 in the fourth quarter of 1995 and $500,000 in 1996.

(3) Gives effect to the Company's issuance to IPS of 16,624,900 common shares prior to the initial public offering completed on December 11, 1996.

                                                         YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------
                                            1997       1996       1995       1994       1993
                                           -------    -------    -------    -------    -------
                                                             (IN THOUSANDS)
Balance Sheet Data (at end of period):
  Assets restricted to settlement of
     Company transactions................  $14,040    $11,287    $26,010    $20,927    $12,827
  Fixed assets at cost, net of
     depreciation........................   10,540      9,127      6,000      3,084      1,275
  Cost of acquiring agent contracts, net
     of amortization.....................   15,943     18,175      7,979      3,401      1,956
  Total assets...........................  136,718    113,729     41,618     28,583     16,502
  Total liabilities......................   35,556     24,299     40,449     35,411     17,358
  Stockholders' equity (deficit).........  101,162     89,430      1,169     (6,828)      (856)
Operating Data:
  Number of Company agent locations (at
     end of period)......................     22.0       18.5       17.2       16.0       14.1
  Number of transactions.................    5,867      5,781      5,393      3,285      2,040

     Projected and First Quarter 1998 Financial Information. In connection with Parent's review of the Company and in the course of the negotiations described in Section 10, the Company and its representatives provided Parent with certain business and financial information which Parent and Purchaser believe is not publicly available. This information included projections (the "Projections") for the fiscal years ended December 31, 1998, 1999 and 2000, for revenues of $164,780,000, $199,439,421 and $248,878,784, respectively, and for net income for such periods of $13,663,000, $22,545,508 and $35,514,291, respectively. The
Projections also included forecasts for the four quarters ending March 31, June 30, September 30 and December 31, 1998 for revenues of $34,018,000, $40,073,000,
$44,158,000, and $46,531,000, respectively and for net income of $1,173,000,
$2,995,000, $4,403,000 and $5,092,000, respectively.

     The information provided to Parent also included preliminary unaudited information for the individual months ended January and February 1998 of revenues of $10,867,000 and $11,070,000, respectively, and net income of $303,000 and $368,000, respectively.

     Parent expressed concern regarding the ability of the Company to achieve the Projections, which generally were substantially higher than published consensus analyst estimates for the Company, and informed the Company that it disagreed with a number of its assumptions and did not believe that such Projections could be achieved. Based on the historical performance of the Company and the results of the Parent's due diligence (including its analysis of the Company's preliminary unaudited results of operations for January and February of 1998), Parent did not rely to any material degree upon the Projections in performing its valuation analysis of the Company. Furthermore, the Parent has been advised by the Company and Morgan Stanley that the Board did not rely on the Projections in evaluating the Offer.

     In evaluating the Company, Parent considered the Company's financial condition, results of operations, business and prospects, including the preliminary unaudited results of operations for January and February of 1998. Additionally, the Parent considered the possibility that the Company's relationship with one or more key agents were subject to uncertainty and that the Company's relationships with its principal agent in its largest market is subject to renewal in 2002. Parent also considered the future capital needs and management resources necessary to effect the Company's systems reinvention to achieve Year 2000 compliance and foreign currency functionality and the need to execute promptly in order to timely introduce new products and avoid business disruption.

     The Parent also evaluated the Company's deferred tax asset and the impact of amortization of existing and anticipated agent signing bonuses on the future earnings and cash flows of the Company. Parent has also evaluated the potential operating expense savings which could be realized with the combination of its operations with the Company's. Parent has considered as part of its analysis the Company's growth relative to the industry and trends in the markets in which it competes (including trends in transaction volumes and pricing).

     THE COMPANY HAS ADVISED PARENT AND PURCHASER THAT THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. THE PROJECTIONS ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THEY WERE PROVIDED TO PARENT. THEY WERE NOT PREPARED WITH A VIEW TO RELIANCE BY COMPANY STOCKHOLDERS IN MAKING A DECISION IN CONNECTION WITH THE OFFER OR IN MAKING ANY OTHER INVESTMENT DECISION. NONE OF PARENT, PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE ADVISORS OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, ALL ESTABLISHED BY MANAGEMENT OF THE COMPANY, RELATING TO THE BUSINESSES OF THE COMPANY, INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, ALL OF WHICH MAY NOT BE REALIZED AND ARE FORWARD LOOKING STATEMENTS AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS SET FORTH ABOVE WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE PROJECTIONS HAVE NOT BEEN EXAMINED OR COMPILED BY THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

     FOR THESE REASONS, AS WELL AS THE BASES ON WHICH THE PROJECTIONS WERE COMPILED, THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT DIFFER MATERIALLY FROM THOSE ESTIMATED. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, PURCHASER, THE COMPANY, ANY OF THEIR RESPECTIVE ADVISORS OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS. PARENT PERFORMED AN INDEPENDENT ASSESSMENT OF THE COMPANY'S VALUE AND DID NOT RELY UPON THE PROJECTIONS. NONE OF THE COMPANY, PARENT, PURCHASER OR ANY OTHER PARTY HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS PUBLICLY TO UPDATE OR OTHERWISE PUBLICLY REVISE THE PROJECTIONS SET FORTH ABOVE EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT THE PROJECTIONS WILL NOT BE REALIZED.

Recent Developments

     Options Plans. On April 6, 1998, Gotham Partners L.P. and certain affiliates ("Gotham") became the beneficial owner of more than 25% of the Shares. Amendment No. 3 to Gotham's Schedule 13D filed with the Commission on April 8, 1998 alleges that the consideration to be paid to the Company's stockholders in the Offer and Merger is inadequate. For a description of the holdings of Shares by Gotham, see "Annex I -- Security Ownership of Certain Beneficial Owners and Management" to Schedule 14D-9 prepared by the Company and distributed to stockholders of the Company in conjunction with this Offer to Purchase. Pursuant to the Company's 1996 Stock Option Plan (as adopted December 6, 1996) and the Company's 1996 Broad-Based Stock Option Plan (as adopted December 6, 1996)(collectively, the "Plans"), the acquisition by a person of 25% or more of the outstanding Shares constitutes a Change in Control (as defined under the Plans). Upon a Change in Control, the Company is obligated to immediately cancel all outstanding options and, within ten days of the Change in Control, remit in cash to each option holder an amount equal to the number of Shares then subject to such option, multiplied by the excess of (i) the greater of (A) the highest per share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place or (B) the Fair Market Value (as defined under the Plans) of a Share on the date of occurrence of the Change in Control over (ii) the purchase price per share of Common Stock subject to the option. The Company estimates that its payment obligation under the Plans is approximately $6.0 million, which will be reflected as a pre-tax operating charge to the Company's earnings, incurred in the second quarter of 1998.

     Pending Litigation. Following the April 6, 1998, announcement of the proposed acquisition of the Company by Parent and Purchaser, two putative class action complaints ("Complaints") on behalf of stockholders of the Company were filed in the Delaware Court of Chancery.

     In Harbor Finance Partners v. James F. Calvano, et al. (Case No. 16306-NC), the plaintiff is Harbor Finance Partners on behalf of itself and allegedly on behalf of all others similarly situated. The defendants are the Company and the directors and certain officers of the Company. Plaintiff alleges, among other things, that the individual defendants have violated their fiduciary obligations to the Company's stockholders and that the consideration to be paid to the Company's stockholders in the Merger is inadequate. The relief sought by plaintiff includes, among other things, an injunction against consummation of the proposed transactions or, alternatively, rescission and setting aside of such transactions, damages in an unspecified amount, costs, attorneys' fees, and such other relief as may be just and proper.

     In TAAM Associates, Inc. v. James F. Calvano, et al. (Case No. 16305-NC), the plaintiff is TAAM Associates, Inc. on behalf of itself and allegedly on behalf of all others similarly situated. The defendants are the Company, the directors and certain officers of the Company, and Parent. Plaintiff alleges, among other things, that the individual defendants have violated their fiduciary obligations to the Company's stockholders; that the consideration to be paid to the Company's stockholders in the Merger is inadequate; and that Parent aided and abetted such breaches of duty. The relief sought by plaintiff includes, among other things, an injunction against consummation of the proposed transactions or, alternatively, rescission and setting aside of such transactions, damages in an unspecified amount, costs, attorneys' fees, and such other relief as may be deems just and proper.

     Copies of the Complaints, filed as exhibits 99(g)(1) and 99(g)(2) to the Parent and Purchaser's Schedule 14D-1 filed in connection with this Offer, may be obtained in the manner described in Section 8 and are incorporated herein by reference.

     Parent believes, and has been advised by the Company that it believes, the allegations contained in both Complaints are meritless for the reasons set forth elsewhere herein (see Section 10) and intends to defend both actions vigorously.

            8.  CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

     General. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located in c/o Viad Corp, 1850 North Central Avenue, Phoenix, Arizona 85077-2212. Purchaser is a wholly owned subsidiary of Parent.

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Parent is a Delaware corporation. Its executive offices are located at 1850 North Central Avenue, Phoenix, Arizona 85077-2410. Parent is comprised of various operating companies and a division which conduct diversified service businesses in payment services, airline catering, convention services, and travel and leisure services. Parent operates nationally and internationally through its Exhibitgroup/Giltspur division and through its various subsidiaries which include Travelers Express Company, Inc. ("Travelers"), Dobbs International Services, Inc., GES Exposition Services, Inc., Greyhound Leisure Services, Inc., Brewster Transport Company Limited and Restaura, Inc. It is the intention of Parent that following the consummation of the Merger, the Company will operate as a part of Travelers. Travelers and its subsidiaries operate the payment services business of the Travel and Leisure and Payment Services segment of Parent. See Section 12.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto.

     Available Information. Parent is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be described in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the Commission's regional offices located at Seven World

Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The information should also be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005. The Commission also maintains an Internet site on the worldwide web at http://www.sec.gov that contains reports and other information.

     Certain Financial Information for Parent. Set forth below is a summary of certain consolidated financial and operating data relating to Parent and its consolidated subsidiaries derived from the information contained in or incorporated by reference into Parent's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Commission (the "Parent 10-K"). More comprehensive financial information is included in or incorporated by reference into the Parent 10-K and other documents filed by Parent with the Commission (which Parent 10-K and other documents are hereby incorporated by reference herein), and the financial information summary set forth below is qualified in its entirety by reference to the Parent 10-K and such other documents and all the financial information and related notes contained therein.

                                   VIAD CORP
                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------------------------------
                                                           1997          1996          1995         1994         1993
                                                        -----------   -----------   ----------   ----------   ----------
Operations:
  Revenues(1).........................................  $ 2,417,470   $ 2,263,228   $1,976,745   $1,806,597   $1,337,940
                                                        ===========   ===========   ==========   ==========   ==========
  Income from continuing operations(2)................  $    97,794   $    69,071   $   70,781   $   61,173   $   31,975
  Income (loss) from discontinued operations(3).......                    (40,694)     (73,465)      79,138      110,111
                                                        -----------   -----------   ----------   ----------   ----------
  Income (loss) before extraordinary charge and
    cumulative effect of change in accounting
    principle.........................................       97,794        28,377       (2,684)     140,311      142,086
  Extraordinary charge for early retirement of debt...       (8,458)                                             (21,601)
  Cumulative effect of change in accounting
    principle(4)......................................                                 (13,875)
                                                        -----------   -----------   ----------   ----------   ----------
  Net income (loss)...................................  $    89,336   $    28,377   $  (16,559)  $  140,311   $  120,485
                                                        ===========   ===========   ==========   ==========   ==========
Diluted Income (Loss) per Common Share:(5)
  Continuing operations(2)............................  $      1.03   $      0.74   $     0.79   $     0.69   $     0.36
  Discontinued operations(3)..........................                      (0.44)       (0.83)        0.92         1.29
                                                        -----------   -----------   ----------   ----------   ----------
  Income (loss) per share before extraordinary charge
    and cumulative effect of change in accounting
    principle.........................................         1.03          0.30        (0.04)        1.61         1.65
  Extraordinary charge................................        (0.09)                                               (0.25)
  Cumulative effect of change in accounting
    principle(4)......................................                                   (0.16)
                                                        -----------   -----------   ----------   ----------   ----------
  Diluted net income (loss) per common share..........  $      0.94   $      0.30   $    (0.20)  $     1.61   $     1.40
                                                        ===========   ===========   ==========   ==========   ==========
  Average outstanding and potentially dilutive common
    shares............................................       93,786        91,339       88,479       86,507       85,331
                                                        ===========   ===========   ==========   ==========   ==========
Basic Income (Loss) per Common Share:(5)
  Continuing operations(2)............................  $      1.06   $      0.76   $     0.80   $     0.71   $     0.37
  Discontinued operations(3)..........................                      (0.45)       (0.84)        0.93         1.31
                                                        -----------   -----------   ----------   ----------   ----------
  Income (loss) per share before extraordinary charge
    and cumulative effect of change in accounting
    principle.........................................         1.06          0.31        (0.04)        1.64         1.68
  Extraordinary charge................................        (0.09)                                               (0.26)
  Cumulative effect of change in accounting
    principle(4)......................................                                   (0.16)
                                                        -----------   -----------   ----------   ----------   ----------
  Basic net income (loss) per common share............  $      0.97   $      0.31   $    (0.20)  $     1.64   $     1.42
                                                        ===========   ===========   ==========   ==========   ==========
  Average outstanding common shares...................       90,804        88,814       86,543       84,861       83,903
                                                        ===========   ===========   ==========   ==========   ==========
Dividends declared per common share(6)................  $      0.32   $      0.48   $     0.62   $     0.59   $     0.56
                                                        ===========   ===========   ==========   ==========   ==========

Financial Position at Year-End:
  Working capital (deficit), excluding payment service
    obligations and current portion of payment service
    assets(7,8).......................................  $   (92,309)  $  (146,185)  $ (183,318)  $ (103,313)  $   (2,188)
  Payment service obligations.........................  $ 2,248,004   $ 1,887,497   $1,747,624   $1,438,960   $1,147,063
  Funds, agents' receivables and current maturities of
    investments restricted for payment service
    obligations, after eliminating $90,000 (1997,
    1996, 1995), $80,000 (1994) and $65,000 (1993)
    invested in Parent commercial paper(8)............      630,141       704,640      804,227      661,252      533,019
                                                        -----------   -----------   ----------   ----------   ----------
  Excess of payment service obligations over current
    portion of payment service assets(8)..............  $(1,617,863)  $(1,182,857)  $ (943,397)  $ (777,708)  $ (614,044)
  Investments restricted for payment service
    obligations(9)....................................  $ 1,615,464   $ 1,144,279   $  880,035   $  678,550   $  506,560
  Total assets, excluding intangibles.................  $ 3,199,279   $ 2,912,686   $3,197,216   $2,782,624   $2,341,722
  Total assets........................................  $ 3,730,313   $ 3,453,312   $3,716,548   $3,228,083   $2,699,283
  Total debt(6).......................................  $   410,140   $   521,127   $  889,291   $  741,969   $  629,829
  $4.75 Redeemable preferred stock....................  $     6,612   $     6,604   $    6,597   $    6,590   $    6,586
  Common stock and other equity.......................  $   529,161   $   432,218   $  548,169   $  555,093   $  469,688
Other Data:
  EBITDA(1,10)........................................  $   266,100   $   240,943   $  218,737   $  200,633   $  152,191
  Debt-to-capital ratio(11)...........................           43%           54%          61%          57%          56%

---------------
 (1) Parent's payment services subsidiary is investing increasing amounts in tax-exempt securities. On a fully taxable equivalent basis, revenues and EBITDA would be higher by $28,724,000, $21,489,000,

     $16,000,000, $7,897,000 and $3,967,000 for 1997, 1996, 1995, 1994 and 1993,
     respectively.

 (2) Includes a nonrecurring gain on the sale of Parent's interest in the Phoenix Suns of $19,025,000, or $0.21 per diluted and basic share, and nonrecurring spin-off costs and management transition expenses of $28,985,000, or $0.32 per diluted and basic share, in 1996. Also includes a nonrecurring gain of $2,260,000, or $0.03 per diluted and basic share, due to the curtailment of certain postretirement medical benefits in 1995.

 (3) See Notes A and E of Notes to Consolidated Financial Statements set forth in the Parent's 10-K.

 (4) Initial application of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

 (5) Income (loss) or share for all periods has been calculated in accordance with the requirements of SFAS No. 128, "Earnings Per Share." Accordingly, income (loss) per share amounts previously reported for prior periods have been restated to conform with the requirements of SFAS No. 128.

 (6) The declines in dividends declared per common share in 1997 and 1996, as well as the decline in total debt and common stock and other equity in 1996, reflect the spin-off of The Dial Corporation to Parent's stockholders on August 15, 1996. Parent's quarterly dividend decreased from $0.16 to $0.08 per share following the spin-off. The Dial Corporation's initial quarterly dividend of $0.08 per share after the spin-off maintained the 1995 annual dividend rate for stockholders who retained shares of both companies following the spin-off.

 (7) Parent maintains current assets at the lowest practicable levels while at the same time taking advantage of payment terms offered by trade creditors. Parent has adequate external financing sources available to fund working capital requirements in the event cash flow from operations, trade accounts receivable sales and proceeds from sales of non-core assets are not sufficient. See also EBITDA in table above.

 (8) Payment service assets held by Parent's payment services subsidiary are restricted by state regulatory agencies to satisfy the liability to pay, upon presentment, payment service obligations, and accordingly such assets are not available to satisfy working capital or other financing requirements of Parent.

 (9) Represents long-term marketable securities held by Parent's payment services subsidiary classified as non-current, which along with notes receivable held by Parent's payment services subsidiary of approximately $11,104,000, $20,398,000, $17,345,000, $19,351,000 and $56,940,000 in 1997,
     1996, 1995, 1994 and 1993, respectively, classified as long-term assets under the caption "Other investments and assets", are available to satisfy payment service obligations.

(10) EBITDA is defined as income from continuing operations before interest expense, income taxes, depreciation and amortization and the nonrecurring items described above. EBITDA data are presented as a measure of the ability to service debt, fund capital expenditures and finance growth. Such data should not be considered an alternative to net income, operating income, cash flows from operations or other operating or liquidity performance measures prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets, interest expense and income taxes have been, and will be, incurred which are not reflected in the EBITDA presentations.

(11) Debt-to-capital is defined as total debt divided by capital. Capital is defined as total debt plus minority interests, preferred stock and common stock and other equity.

     Parent beneficially owns no Shares. Except as described in this Offer to Purchaser, (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss guarantees of profits, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1995, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contacts, negotiations or transactions between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

                        9.  SOURCES AND AMOUNTS OF FUNDS

     Purchaser estimates that the total amount of funds required to purchase the number of Shares that are outstanding pursuant to the Offer, and to pay fees and expenses related to the Offer and the Merger will be approximately $300 million. Purchaser plans to obtain all funds needed for the Offer through capital contributions, which will be made by Parent to Purchaser at the time Shares tendered pursuant to the Offer are accepted for payment and in connection with the payment of Merger Consideration. Parent currently intends to obtain the funds necessary to make the capital contributions from available cash, and from some combination of borrowings (currently estimated to be $255 million) under the $300 million long-term revolving bank credit facility available under the Credit Agreement (as defined below), all of which is available as of the date of this filing, uncommitted bank money market loans, or under such other financing resources available to Parent.

     The material terms of the Amended and Restated Credit Agreement, dated July 24, 1996, as amended by that First Amendment dated as of August 1, 1997 (the "First Amendment"), and as further amended by that Second Amendment dated as of September 11, 1997 (the "Second Amendment") (the Amended and Restated Credit Agreement, the First Amendment, and the Second Amendment are collectively referred to as the "Credit Agreement"), with Citicorp USA, Inc. (as "Administrative Agent"), Bank of America National Trust and Savings Association (as "Documentation Agent"), and a syndicate of financial institutions (such financial institutions, the "Lenders") are generally summarized below.

     The obligation of the Lenders to fund advances under the Credit Agreement is subject to customary conditions, including, among other things, (i) that each of the representations and warranties made by Parent in the Credit Agreement is true and correct on each funding date, before and after giving effect to the advance and to the application of the proceeds from the advance, and (ii) that no event has occurred and is continuing, or would result from such advance or from the application of the proceeds of the advance, which would constitute an event of default or a potential event of default, as defined in the Credit Agreement. The term of the Credit Agreement expires on August 15, 2002.

     Borrowings under the Credit Agreement bear interest at either a fluctuating base rate or an adjusted eurodollar rate based on Parent's credit rating. Based on current interest rates, Parent anticipates that its effective borrowing cost would be approximately 6%.

     Borrowings under the Credit Agreement are subject to mandatory prepayment upon the occurrence of any of the following events: (i) any person or group of persons acting in concert acquires beneficial ownership of more than 40% of Parent's voting stock; (ii) during any period of up to 12 months, individuals who at the beginning of such period were directors of Parent shall cease to constitute a majority of Parent's Board of Directors; or (iii) any outstanding debt of Parent or any of its subsidiaries (exclusive of debt under the Credit Agreement) in the aggregate amount of at least $15.0 million shall be required to be prepaid prior to the stated maturity thereof.

     The Credit Agreement contains financial covenants relating to the maintenance of consolidated net worth. The Credit Agreement also contains restrictive covenants pertaining to the management and operation of Parent and its subsidiaries. The covenants include, among others, limitations on liens, mergers and sales, leases or other dispositions of assets, pension plan changes, margin stock, debt ratios and interest rate swaps.

     The Credit Agreement provides for events of default customary in similar credit facilities, including, among others, (i) failure to make a payment of principal when due or failure to make a payment of interest within five days of the date due; (ii) breach of representations or warranties in any material respect when made; (iii) failure to observe or perform any term, covenant or agreement contained in the Credit Agreement; (iv) default under any agreement relating to debt for borrowed money in excess of $15.0 million in the aggregate;
(v) bankruptcy defaults; (vi) failure to pay judgments in excess of $25.0 million; and (vii) the occurrence of an ERISA Event, as defined in the Credit Agreement.

     The foregoing summary description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Credit Agreement (including the Amended and Restated Agreement, the First Amendment and the Second Amendment) filed as Exhibits (b)(1)(a), (b)(1)(b) and
(b)(1)(c), respectively, to Schedule 14D-1, a copy of which may be obtained from the offices of the Commission in the manner set forth with respect to information concerning Parent in Section 8.

     It is anticipated that the indebtedness incurred through borrowings under the Credit Agreement will be repaid by Parent from time to time from funds generated internally by Parent and its subsidiaries, including the Surviving Corporation, from the proceeds of other borrowings, through the public or private sale of debt or equity securities, through application of proceeds of dispositions, or through a combination of two or more such sources.

     No final decisions have been made by Parent concerning the specific source of funds to be used for purchase of the Shares or the method of repayment of any such indebtedness; however, the Offer is not conditioned on obtaining financing. Such decisions, when made, will be based on Parent's review from time to time of the advisability of particular actions, as well as prevailing interest rates and financial and other economic conditions.

            10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     The acquisition of complementary businesses is an important element of the overall business strategy of Parent. Parent regularly evaluates potential acquisition opportunities in the industries in which Parent competes. Because of
(i) the overlap of the agent distribution channel, (ii) operational similarities and (iii) similarities of the end consumers, Parent views the wire transfer market as an attractive complementary market segment for Travelers, which is a leading provider of money orders and other payment services. Accordingly, Parent, together with Travelers, periodically reviews acquisition or new product development opportunities in the wire transfer market. In 1995, First Data Corporation ("First Data"), the former parent of the Company, agreed to divest itself of its controlling interest in Company in order to resolve FTC objections to a merger between First Data and First Financial Management Corp., the former parent of Western Union Financial Services, Inc. As part of that process, in 1996, Travelers, through its investment bankers, Salomon, contacted First Data about the possibility of acquiring the Company. However, discussions did not proceed beyond preliminary stages and Travelers did not submit a bid at that time.

     In December 1996, the Company was divested by First Data through an initial public offering of the Company's stock at a price of $12.00 per share. Travelers continued to monitor the performance and operations of the Company and the possibility of an acquisition.

     During the summer and continuing into the fall of 1997, the Company was approached by, and held preliminary discussions with, a potential strategic partner who signed a confidentiality agreement and conducted both business and financial due diligence. However, agreement on valuation was not reached and a formal written proposal was never made. Also during the fall of 1997, the Company had preliminary discussions with one other potential strategic partner who signed a confidentiality agreement but did not conduct diligence to further pursue discussions.

     In December 1997, Parent directed its financial advisor, Salomon, to contact the Company's Chief Executive Officer, James F. Calvano, regarding a potential merger of the Company with Travelers. On December 23, 1997, Robert H. Bohannon, Chairman, President and Chief Executive Officer of Parent, met with Mr. Calvano near his home in Florida. Mr. Bohannon and Mr. Calvano discussed several topics, including the rationale for a transaction. Mr. Calvano agreed to present the potential for a transaction to the Board of Directors of the Company and to contact Mr. Bohannon after determining the level of interest of the Board. Also, during this time frame, two additional parties contacted Mr. Calvano to express interest in a transaction with the Company.

     In the first week of January 1998, Mr. Calvano contacted each member of the Board of Directors of the Company regarding the interest of Parent and other parties in pursuing a strategic transaction. Each member of the Board agreed that Mr. Calvano should investigate strategic opportunities and retain a financial advisor.

     In early January, the senior management of the Company met with representatives from Morgan Stanley to discuss overall strategic alternatives, valuation, recommended sales process and potential buyers for the Company. Morgan Stanley recommended that the Company begin a formal sale process.

     On January 23, 1998, representatives of the Company's management and representatives of Morgan Stanley initiated a formal sale process. Morgan Stanley then contacted potential strategic and financial buyers to solicit interest in the Company. A total of 18 potential buyers, including Travelers and the four other potential buyers referred to above, were contacted. Confidentiality agreements were executed between the Company and four interested parties (in addition to the two parties that executed confidentiality agreements in 1997). One additional party that had expressed interest did not sign a confidentiality agreement.

     On February 6, 1998, members of one potential buyer's management met with the Company's management and representatives from Morgan Stanley in the Company's New Jersey offices. At that meeting, management of the Company presented a detailed overview of the Company and responded to questions.

     On February 10, 1998, the Board of Directors of the Company held its regular meeting at the Company's New Jersey offices. Representatives of Shearman & Sterling, counsel to the Company, discussed the Board's fiduciary duties and the potential transaction structures available to the Company. Morgan Stanley updated the Board on the status of the sale process, interested potential parties and the valuation of the Company.

     On February 11, 1998, members of Parent's and Travelers' management, together with representatives from Salomon, met with Company's management and representatives from Morgan Stanley at the offices of Morgan Stanley in New York. At that meeting, the Company presented a detailed overview of the Company and responded to questions.

     During the week of February 13, 1998, representatives of the Company and representatives of Morgan Stanley, met with two additional potential bidders at the offices of Morgan Stanley in New York. At those meetings, the Company presented a detailed overview of the Company and responded to questions.

     On February 23, 1998, Morgan Stanley received, on behalf of the Company, letters from Parent and only one of the other potential buyers who had attended a management presentation indicating interest in the Company. Parent's letter outlined Parent's interest in acquiring 100% of the equity of the Company at a price of $16.00 per Share. The Parent's proposal was not subject to a financing contingency. The other potential buyer's proposal indicated a price range of $15.00 - $17.00 per Share but was subject to further due diligence and to a contingency for obtaining acquisition financing. Both parties were invited to conduct further due diligence.

     On March 4, 1998, members of Travelers' management team and representatives from Salomon conducted due diligence with members of the Company's management in the Company's Colorado offices. This due diligence meeting focused on the operational aspects of Company's business and included meetings with the Company's management team.

     On March 6, 1998, representatives from Morgan Stanley and Shearman & Sterling participated in a conference call with the Company's senior management to discuss the status of the sale process and recommend a course of action to further negotiations and secure formal proposals from the two interested parties.

     On March 9 and 10, 1998, representatives from Parent, Travelers, Salomon, as well as representatives from Parent's counsel, Bryan Cave LLP ("Bryan Cave"), conducted further due diligence at the offices of Shearman & Sterling in New York. These due diligence sessions included a review of financial and operational documents, as well as additional interviews with the senior management group of the Company. On March 13, 1998, the Company's senior management and systems experts participated in a conference call with Travelers' management and information systems experts to discuss systems issues.

     On March 16, 1998, representatives of the other bidder conducted due diligence at the offices of Shearman & Sterling in New York. In addition, representatives from Morgan Stanley met with such representatives from the other potential buyer at the Company's New Jersey offices to discuss the potential for a transaction. At such meeting, Morgan Stanley expressed concern about the ability of such potential buyer to obtain financing but invited it to continue due diligence and submit a formal proposal. No such proposal was ever made.

     On March 19, 1998, representatives of the Company, Parent and Travelers participated in an additional conference call to continue the due diligence process and address follow-up issues regarding the Company's systems, including Year 2000 compliance contingencies.

     On March 23, 1998, Parent's Board of Directors and its Executive Committee held telephonic meetings to discuss a potential transaction with the Company. All members of the Executive Committee and Board were in attendance. The Parent's Board and its Executive Committee received presentations from Travelers' management as to the status of discussions with Company, the results of the due diligence evaluation of Company, the principal terms of the proposed transaction, including several terms that were yet to be resolved, and the merits of the transaction. The Parent Board unanimously approved the transaction, subject to resolution of several key issues.

     During this time, the Company was again contacted by one of the potential strategic buyers with whom preliminary discussions had been held previously but who did not sign a Confidentiality Agreement or submit an indication of interest on February 23. However, such potential buyer was unable to satisfactorily address the Company's concern that its acquisition of the Company could not be consummated due to the likelihood of opposition by federal antitrust regulators.

     On March 24, 1998, Parent reiterated its original proposal to purchase all outstanding Shares at $16.00 per Share in cash and through its counsel, Bryan Cave, provided proposed changes to the draft merger agreement that had been previously provided by the Company's legal counsel to Parent. At the Company's request, Morgan Stanley rejected the Parent's proposal but suggested that the two parties continue discussions. On March 26, 1998, senior management of the Company and Morgan Stanley participated in a conference call with representatives of Parent, Travelers, and Salomon to discuss Parent's business assumptions regarding the Company. Based on these discussions, Morgan Stanley suggested that Parent increase its proposal.

     During the weekend of March 28, 1998, Parent raised its proposal to $17.00 per Share.

     On March 30 and 31, 1998, representatives from Company, Morgan Stanley and Shearman & Sterling analyzed and discussed Parent's revised proposal as well as the status of negotiations with the remaining potential buyers. Based on the Parent's ability to consummate the transaction quickly with the proposed terms and other relevant criteria, the Company chose to continue to pursue discussions with Parent.

     On April 2 and 3, 1998, representatives from Parent, Travelers, Salomon and Bryan Cave, met with representatives from the Company, Shearman & Sterling and Morgan Stanley at Shearman & Sterling's offices in New York for further due diligence and to continue negotiations concerning the terms and conditions of a proposed merger agreement.

     On April 4, 1998, the Board of the Company held a special meeting to review, with the advice and assistance of the Company's financial and legal advisors, the proposed terms and conditions of the proposed transaction. All members of the Board participated either in person or by telephone. At such meeting, Morgan Stanley provided an oral and a written opinion that, as of such date and based upon and subject to the matters discussed with the Board of the Company and contained in such written opinion, the cash consideration to be received by the holders of the Shares in the Offer and the Merger was fair from a financial point of view to such holders. Shearman & Sterling reviewed the Board's fiduciary duties to shareholders and outlined the principal terms of the Offer and the Merger. The Board then unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and authorized the execution and delivery of the Merger Agreement, recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer, and recommended that the Company's stockholders approve and adopt the Merger Agreement.

     Following approval by the Boards of Directors of the Company, the Parent and the Purchaser, the Merger Agreement was executed and delivered on April 4, 1998. The transaction was publicly announced through a joint press release before the opening of the financial markets in the United States on April 6, 1998.

     Purchaser commenced the Offer on April 10, 1998.

                  11.  THE OFFER AND MERGER; MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Schedule 14D-1 filed by Purchaser and Parent with the Commission in connection with the Offer. Such summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. Capitalized terms used in this Section 11, Section 12 and Section 15 but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

     The Offer. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, Purchaser will commence the Offer as promptly as reasonably practicable, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 15 hereof. Purchaser and Parent have agreed that no change in the Offer may be made which waives the Minimum Condition, and no change may be made which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in
Section 15 of this Offer to Purchase without the prior consent of the Company.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation of the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company or holders of any Shares, (a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) shall be cancelled and shall be converted automatically into the right to receive $17.00 in cash (the "Merger Consideration") payable, after reduction for any required Tax withholding, without interest, to the holder of such Share, upon surrender, in the manner provided in the Letter of Transmittal, of the certificate that formerly evidenced such Share; (b) each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto; and (c) each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the

Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     The Merger Agreement provides that the directors and officers of Purchaser immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. The Merger Agreement provides that, at the Effective Time, the Certificate of Incorporation of the Company restated in a form acceptable to Purchaser will be the Certificate of Incorporation of the Surviving Corporation; provided, however, that such restated Certificate of Incorporation will contain provisions in accordance with the Directors' and Officers' Indemnification and Insurance provision of the Merger Agreement. The Merger Agreement also provides that the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

     The Merger Agreement provides that each Company Stock Option outstanding at the Effective Time under the Company Stock Option Plans shall be canceled by the Company immediately prior to the Effective Time, and each holder of a canceled Company Stock Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for the cancellation of such Company Stock Options an amount equal to the product of (i) the number of Shares previously subject to such Company Stock Option and (ii) the excess, if any, of the per share amount over the exercise price per share of Company Common Stock previously subject to such Company Stock Option, which shall be paid in cash, after reduction for applicable tax withholding. The Merger Agreement also provides that the Company Stock Option Plans shall terminate upon the Effective Time.

     The Merger Agreement provides that notwithstanding any provision of the Merger Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with
Section 262 of the Delaware Law shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such
Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in the Merger Agreement, of the certificate or certificates that formerly evidenced the Shares.

     Agreements of Parent, Purchaser and the Company. Pursuant to the Merger Agreement, the Company shall, if required by applicable law in order to consummate the Merger, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby (the "Stockholders' Meeting"); and (ii) subject to its fiduciary duties under applicable law after receiving the advice of independent counsel, (A) include in the proxy statement for such meeting sent to stockholders (the "Proxy Statement") the recommendation of the Board that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby and (B) use all reasonable efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Purchaser will cause all Shares owned by them and their Subsidiaries to be voted in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     The Merger Agreement provides that, notwithstanding the preceding paragraph, in the event that Purchaser acquires at least 90% of the then outstanding Shares, subject to certain conditions, Parent, Purchaser and the Company agree, at the request of Purchaser, to take all necessary and appropriate action to cause the Merger to become effective in accordance with
Section 263 of Delaware Law, as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Delaware Law.

     The Merger Agreement provides that the Company will, if required by applicable law, as soon as practicable following consummation of the Offer, file an information or proxy statement (the "Proxy Statement") with the Commission under the Exchange Act, and use all reasonable efforts to have the Proxy Statement cleared by the Commission. Parent, Purchaser and the Company will cooperate with each other in the preparation of the Proxy Statement, and the Company will notify Parent of the receipt of any comments of the Commission with respect to the Proxy Statement and of any requests by the Commission for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the Commission. The Company will (i) give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the Commission; (ii) give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the Commission; and (iii) consider in good faith the comments and information provided by Parent, Purchaser and their counsel with respect thereto. Each of the Company, Parent and Purchaser agreed to use all reasonable efforts, after consultation with the other parties, to respond promptly to all such comments of and requests by the Commission and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

     The Merger Agreement provides that except as contemplated therein, neither the Company nor any Subsidiary shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following, without the prior written consent of Parent: (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents; (b) issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 1,180,625 Shares issuable pursuant to employee stock options outstanding on the date of the Merger Agreement) or (ii) any assets of the Company or any Subsidiary except in the ordinary course of business consistent with past practice; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) form any new Subsidiaries or implement the formation of a holding company or expend any funds in preparation for any corporate restructuring (including, but not limited to, the formation of a holding company or the merger of any Subsidiary with and into the Company); (f) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) except for borrowings under existing credit facilities in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person or, except as permitted pursuant to paragraph (j) below, or the posting of letters of credit required by licensing or regulatory authorities in the ordinary course of business, make any loans or advances; (g) authorize capital expenditures in excess of the amount set forth on the Merger Agreement; provided, however, that (i) before making any expenditures for the Coleman Bennet Multi-Currency Project, the Company will involve Purchaser in the selection of a consultant and will not expend in excess of $5,500,000 for a systems software package or $150,000 in consulting fees payable to Coleman Bennett, without the consent of Purchaser and (ii) the Company will not make any expenditures for new software or hardware for the Future System/Year 2000 Project prior to June 1, 1998, but the Company may incur consulting and similar fees not to exceed $500,000 in aggregate prior to such date and (iii) the Company will not make any capital expenditures other than as set forth in clauses (g)(i) and (g)(ii) in excess of $4,000,000 in the aggregate without the prior consent of Purchaser; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in therein; (h) other than as set forth in the Merger Agreement, increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers of the Company, or, other than in accordance with existing policies, grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; (i) other than as required by generally accepted accounting principles and except for the reclassification of the financial paper outstanding from fiduciary liability to operating liability on the balance sheet, make any material change to its accounting policies or procedures; (j) (i) make any advances to agents or, other than potential contractual arrangements with American Express, enter into any agreement with any agent that guarantees or assures payment of minimum aggregate commissions or which grants any signing or other bonus in an amount in excess of $1,500,000 in the aggregate; or (ii) enter into any agreement which would increase the period of time during which any agent retains the proceeds of money order or wire transfer sales prior to remitting such proceeds to the Company provided, however, notwithstanding any other provision of Section 5.01 of the Merger Agreement, the Company may enter into a contract with American Express Travel Related Services, Inc. ("American Express") containing terms substantially similar to those in a specified form of draft contract previously provided to the Purchaser if such contract does not contain any provision that would confer upon American Express any right of termination, amendment, acceleration, cancellation or withholding of services or payments upon the consummation of the Offer or the Merger or any other transaction contemplated under the Merger Agreement (a "Transaction"); (k) enter into or amend any agreement with any agent, with respect to which the aggregate credit exposure (measured as actual agent remittances due on any one Business Day) is greater than $500,000; (l) establish any new lines of credit or other credit facilities or replace existing credit facilities with facilities that have terms that are less favorable to the Company; (m) pay, settle, discharge or enter into any agreement for the settlement or compromise of any pending or threatened litigation requiring payment(s) by the Company or any Subsidiary in excess of $1,000,000 in the aggregate; (n) agree in writing, or otherwise, to take any of the foregoing actions or to any other action which would make any representation or warranty of the Company in the Merger Agreement untrue or incorrect in any material respect; or (o) make any tax election or settle or compromise any material federal, state local or foreign income tax liability.

     Also pursuant to the Merger Agreement, after the date thereof and prior to the Effective Time or the earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company covenanted and agreed that it will, and cause each of its Subsidiaries to: (a) conduct their respective businesses in the ordinary and usual course of business consistent with past practice; (b) confer with Parent's designated representatives on a regular and frequent basis regarding operational matters of a material nature and the general status of the ongoing business of the Company; (c) promptly notify Parent of any significant changes in the business, financial condition or results of operation of the Company or its Subsidiaries taken as a whole; (d) promptly notify Parent of any judgment, decree, injunction, rule, notice or order of any Governmental Authority (as defined below) which is reasonably likely to materially restrict the business of the Company and its Subsidiaries as currently conducted or is reasonably likely to have a Material Adverse Effect (as defined below); (e) maintain or renew with financially responsible insurance companies, (i) insurance on its tangible assets and its business in such amounts and against such risks and losses as are consistent with past practice and (ii) the Company's existing directors and officers indemnification insurance; and (f) use all reasonable best efforts to preserve the business, reputation and prospects of the Company and the Subsidiaries and preserve the current relations of the Company and its Subsidiaries with customers, employees, agents, suppliers and other persons with which the Company or its Subsidiaries has business relations.

     The Merger Agreement defines "Governmental Authority" as any agent, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether national, federal, state, provincial or local.

     The Merger Agreement defines "Material Adverse Effect" as any change, effect, condition, event or circumstance that is or is reasonably likely to be materially adverse to the business, financial condition, assets, properties or results of operations of the Company and the Subsidiaries, taken as a whole, including, (x) termination of the Company's Agency Agreement with Banamex or (y) termination of the Company's agency agreements with agents (other than American Express Travel Related Services Company, Inc. ("American Express") and Safeway, Inc.), representing ten percent or more of the aggregate send or receive transaction volume either sent or received by the Company and its Subsidiaries during 1997; provided, however, that "Material Adverse Effect" shall not include any change, effect, condition, event or circumstance arising out of or attributable to (i) any decrease in the market price of the Shares (but not any change, effect, condition, event or circumstance underlying such decrease to the extent that it would otherwise constitute a Material Adverse Effect), (ii) changes, effects, conditions, events or circumstances that generally affect the industries in which the Company operates (including legal and regulatory changes), (iii) general economic conditions or change, effects, conditions or circumstances affecting the securities markets generally, (iv) changes arising from the consummation of the Transaction or the announcement of the execution of the Merger Agreement, (v) any reduction in the price of services or products offered by the Company in response to the reduction in price of comparable services or products offered by a competitor, or (vi) any of the items set forth in Schedule 9.03(e) of the Merger Agreement, generally relating to the failure to enter into a definitive agency agreement with American Express, termination of the current relationship with American Express, or termination of the agency agreement with Safeway, Inc.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, in addition to its rights under applicable law and the Company's Certificate of Incorporation and By-Laws, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board and the boards of each of its Subsidiaries as shall give Purchaser representation on the board and the Boards of each of its Subsidiaries equal to the product of the total number of directors on the Board and the Boards of each of its Subsidiaries (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any Affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company and each of its Subsidiaries, including increasing the size of the Board and the Boards of each of its Subsidiaries or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, the Company shall use all reasonable efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of each committee of the Board to the extent permitted by applicable law.

     The Merger Agreement provides that the Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 6.03 thereof and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. The Merger Agreement further provides that Parent or Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1.

     The Merger Agreement provides that following the election of designees of Purchaser in accordance with the second preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement, or the Certificate of Incorporation or the By-laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of those directors of the Company then in office who were neither designated by Purchaser nor are employees of the Company.

     Pursuant to the Merger Agreement, from the date thereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the transactions contemplated by the Merger Agreement reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the transactions contemplated by the Merger Agreement with all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request and Parent and Purchaser have agreed to keep such information confidential pursuant to a separate Confidentiality Agreement. The Company, Parent and Purchaser each also agree to promptly advise each other of information required to update or correct any document filed, published or issued by such parties pursuant to the Offer, the Stockholders' Meeting or Proxy Statement.

     The Merger Agreement provides that the Company will, and will direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as defined below). The Company will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, provided, however, that if, at any time prior to the consummation of the Offer, the Board of Directors of the Company determines in good faith, after receipt of advice from its outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an Acquisition Proposal which was not solicited by or on behalf of the Company subsequent to the date hereof, and subject to compliance with Section 6.05(b) and (c) of the Merger Agreement,
(x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company after receipt of written advice from its outside counsel) and (y) participate in negotiations regarding such Acquisition Proposal. The Merger Agreement defines "Acquisition Proposal" as any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and its Subsidiaries or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction that could reasonably be expected to prevent or materially delay the consummation of the Offer or Merger.

     The Merger Agreement further provides that except as set forth therein, neither the Board of Directors of the Company nor any committee thereof shall
(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger, the Transactions or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal within any Person other than the Parent or its Affiliates. Notwithstanding the foregoing, in the event that prior to the Offer, the Board of Directors of the Company determines in good faith, after receipt of advice from outside counsel, that it is necessary to do in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (x) withdraw or modify its approval or recommendation of the Offer, the Merger, the Transactions or the Merger Agreement, or (y) approve or recommend a Superior Proposal (as defined below) or terminate the Merger Agreement and, if it so chooses, cause the Company to enter into any agreement with respect to any Superior Proposal). The Merger Agreement defines "Superior Proposal" as any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company's Common Stock then outstanding or all or substantially all of the assets of the Company and its Affiliates on terms which the Board determines in its good faith judgment to be more favorable to the Company's stockholders than the Offer and the Merger, and for which financing is committed or, in the good faith judgment of the Board, is reasonably likely to be timely obtained, and also taking into account the likelihood of any prohibition of, or delay in closing, such Superior Proposal under applicable antitrust law.

     In addition to the obligations of the Company summarized in the preceding two paragraphs, the Merger Agreement provides that if the Company intends to withdraw or amend its recommendation of the Offer in accordance with Section
6.05 of the Merger Agreement, the Company shall give Purchaser 48 hours advance written notice, such notice to specify the identity of any third party that has made an Acquisition Proposal and the material terms of such Acquisition Proposal. Following the delivery of such notice, the Company has also agreed promptly to inform the Purchaser of material developments with respect to such Acquisition Proposal.

     The Merger Agreement provides that Parent agrees that for a period of two years immediately following the Effective Time, it will, or will cause the Surviving Corporation and its Subsidiaries to, continue to maintain employee benefit and welfare plans, programs, contracts, agreements, severance plans and policies (each referred to, for purposes of this paragraph, as a "plan"), for the benefit of active employees of the Company and its Subsidiaries which in the aggregate provide benefits that are comparable to and no less favorable than, benefits provided to such active employees on the date of the Merger Agreement, or to provide during such period benefits equivalent to those provided under corresponding plans of Travelers or Travelers' Subsidiaries if such benefits are greater. Parent guaranteed the Surviving Corporation's performance of such obligations.

     Pursuant to the Merger Agreement, Parent and Purchaser agreed to honor, without modification, and after the purchase of Shares pursuant to the Offer, Parent agreed to cause the Company and its Subsidiaries to honor, all contracts, agreements, arrangements, policies, plans and commitments of the Company (or any of its Subsidiaries) in effect as of the date of the Merger Agreement which are applicable to any employee or former employee or any director or former director of the Company (or any of its Subsidiaries) set forth therein, including, without limitation, the Company's Executive Retention Plan dated May 13, 1997, as amended on July 8, 1997 and July 21, 1997.

     Pursuant to the Merger Agreement, Parent and Purchaser agreed to allow active employees of the Company to be eligible to participate in incentive compensation plans and stock option plans applicable to Travelers or its Subsidiaries on terms comparable to the terms on which employees of comparable status and seniority at other comparable Subsidiaries of Parent participate.

     The Merger Agreement further provides that the Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article 8 of the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

     The Merger Agreement also provides that, regardless of whether the Merger becomes effective, the Company shall indemnify and hold harmless, and after the Effective Time indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary to the fullest extent permitted under the Certificate of Incorporation and the By-laws of the Company for a period of six years after the date of the Merger Agreement.

     The Merger Agreement provides that the Parent and the Surviving Corporation shall use their respective reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that if the existing policies expire, are terminated or canceled during such period Parent or the Surviving Corporation will use its reasonable best efforts to obtain substantially similar policies. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to expend pursuant to the Merger Agreement more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance.

     The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, using all reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement are required to use their reasonable best efforts to take all such action.

     The Merger Agreement provides that if any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, including, without limitation, Section 203 of the Delaware Code, is or may become applicable to the Offer, the Merger, the Merger Agreement, or any Transactions, the Company and the members of its Board of Directors (or any required and duly constituted Committee thereof) will grant such approvals, and take such actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated thereby.

     The Merger Agreement provides that, following the consummation of the Offer but prior to the Effective Time, (i) the Company will, if requested by the Purchaser, issue Shares to the Purchaser representing a maximum of 19.9% of the Shares outstanding immediately prior to such issuance and (ii) the Company will terminate the Credit Agreement between the Company and The Northern Trust Company.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including, without limitation, representations by the Company as to the organization and qualification, capitalization, authority to enter into the transactions contemplated by the Merger Agreement, no conflicts, required filings and consents, compliance with law, Commission filings, financial statements, absence of certain changes or events concerning the Company's business, absence of litigation, employee benefit plans, labor matters, offer documents, taxes, brokers, certain contracts, real property and leases, trademarks, patents, copyrights and intellectual property, environmental matters, state takeover statutes, insurance and agents. The Merger Agreement also contains customary representations and warranties of the Parent and Purchaser as to corporate organization, authority relative to the Merger Agreement, no conflict, required filings and consents, financing, offer documents, and brokers. The representations and warranties in the Merger Agreement shall terminate at the Effective Time or upon the termination of the Merger Agreement pursuant to the terms thereof.

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law; (b) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any Affiliate of either of them illegal or otherwise restricting, preventing consummation of the Transactions; and (c) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

     Termination: Fees and Expenses. The Merger Agreement provides that it may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the Transactions by the stockholders of the Company: (a) by mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company; (b) by either Parent, Purchaser or the Company if (i) the Offer is not completed on or before August 30, 1998; provided, however, that the right to terminate the Merger Agreement under this clause (i) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure to complete the Offer on or before such date; (ii) the Effective Time shall not have occurred on or before October 30, 1998; provided, however, that the right to terminate the Agreement under this clause (ii) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (iii) any Governmental Authority shall have enacted or promulgated any law, rule or regulation or shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or Merger or making the acquisition of Shares by Parent or Purchaser, or any Affiliate thereof, illegal, and such law, rule, regulation and such order, decree, ruling or other action shall remain in effect or have become final and nonappealable; (c) by Parent if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition listed in Section 15 of the Offer or the continuing existence of those conditions set forth in Section 15 of the Offer, Purchaser shall have (A) failed to commence the Offer within 5 Business Days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 75 calendar days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by Parent or Purchaser of any material representation or warranty of either of them contained in the Merger Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other Transaction or shall have taken any action to facilitate (other than as contemplated by the Agreement) any Acquisition Proposal; or (d) by the Company, upon approval of the Board, if (i) Purchaser shall have (A) failed to commence the Offer within 5 Business Days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 75 calendar days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in the Merger Agreement or the material breach by the Company of any representation or warranty of it contained in the Merger Agreement; or (ii) the Board shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Agreement, the Merger or any other Transaction in order to enter into any agreement for any Acquisition Proposal.

     In the event of the termination of the Merger Agreement pursuant to the terms of the Merger Agreement, the Merger Agreement provides that it shall forthwith become void and there shall be no liability thereunder on the part of any party thereto except under the provisions of the Merger Agreement related to fees and expenses described below, and under certain other provisions of the Merger Agreement which survive termination provided, nothing in the Merger Agreement shall relieve any party from liability for any breach of the Merger Agreement.

     The Merger Agreement provides that (a) in the event that (i) the Merger Agreement is terminated pursuant to clause (c)(ii) or (d)(ii) of the second preceding paragraph, (ii) the Merger Agreement is terminated pursuant to clause
(b) of the second preceding paragraph and (A) an Acquisition Proposal shall have been publicly disclosed prior to the date of such termination and (B) a Superior Proposal shall have been consummated on or prior to the first anniversary of such termination, the Company shall pay Parent promptly (but, in no event later than three Business Days after such termination shall have occurred or such Superior Proposal shall have been consummated, as the case may be), a fee of $10,000,000 (the "Fee"), which amount shall be payable in immediately available funds.

     Except as set forth in the Merger Agreement, the Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

     The Merger Agreement provides that in the event that the Company fails to pay the Fee when due, the Company shall reimburse Parent and the Purchaser for the costs and expenses actually incurred or accrued by Parent and the Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection and enforcement of Section 8.03 of the Merger Agreement, together with interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate of interest equal to the Base Rate periodically announced by Citibank, N.A., plus two percent.

        12.  PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY

     Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is for Purchaser to acquire control of, and the entire equity interest in, the Company. Unless the Minimum Condition is waived, consummation of the Offer will provide Purchaser with at least a majority equity interest in the Company. The Merger will allow Purchaser to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer and a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public stockholders of the Company to Parent. The purchase of Shares pursuant to the Offer will be a precondition for the Merger to be consummated. After consummation of the Offer, Parent and Purchaser may continue to assess various aspects of the Company's business and operations to maximize Company's strengths in implementing Parent's long-term strategy.

     Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

     In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by Delaware Law. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

     If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See Section 11. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger. The Merger Agreement provides that, following the consummation of the Offer but prior to the Effective Time, (i) the Company will, if requested by the Purchaser, issue

Shares to the Purchaser representing a maximum of 19.9% of the Shares outstanding immediately prior to such issuance and (ii) the Company will terminate the Credit Agreement between the Company and The Northern Trust Company.

     No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

     In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Phillip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may be under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger, assuming it is consummated more than one year after the termination of the Offer. Rule 13e-3 requires, among things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

     Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and the Merger and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company would form an important part of Parent's future business plans. It is also the intention of the Parent that following the consummation of the Merger, the Company will operate as a part of Travelers. Travelers operates the payment services business of the Travel and Leisure and Payment Services segment of Parent. Established in 1940, Travelers currently sells 275 million money orders annually, and also provides official check, share draft processing, and electronic bill payment services for financial institutions. Its payment systems group currently services more than 5,000 banks or financial institutions. Travelers currently processes annually about 750 million payment transactions valued at approximately $100 billion.

     Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result prior to the Merger in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any subsidiary, a sale or transfer of a material amount of assets of the Company or any subsidiary to a third party, any change in the present capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board.

  13.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT LISTING;
                 EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from such exchange. According to the NYSE's published guidelines, the NYSE could consider delisting the Shares if, among other things, the number of publicly held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, there were less than 1,200 holders of at least 100 Shares or the aggregate market value of the publicly held Shares was less than $5 million. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares on such exchanges is discontinued, the market for the Shares could be adversely affected. Parent currently intends to cause the delisting of the Shares by the NYSE following consummation of the Offer.

     If the NYSE were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through Nasdaq or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below, and other factors. Parent currently has no intention to seek a listing of the Shares on any other exchange or on Nasdaq.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of
Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Further, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act may be impaired or eliminated. It is the current intention of Parent to deregister the Shares after consummation of the Offer if the requirements for termination of registration are met.

                        14.  DIVIDENDS AND DISTRIBUTIONS

     The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, directly or indirectly, without the prior written consent of Parent, (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary; (b) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property, or otherwise, with respect to any of its capital stock; or (c) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock. See Section 11.

                      15.  CERTAIN CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (a) the Minimum Condition shall not have been satisfied, (b) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer,
(c) any Pre-Offer Approval shall not have been obtained; or (d) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following conditions shall exist:

          (a) there shall be pending before any court any action or proceeding instituted by any Governmental Authority (i) that is reasonably likely to prohibit or limit materially the ownership or operation by the Company, Parent or any of their Subsidiaries, of all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or any material portion of the business or assets of Parent and its Subsidiaries, taken as a whole, or to compel the Company, Parent or any of their Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the company and the Subsidiaries, taken as a whole, or Parent and its Subsidiaries taken as a whole, as a result of the Transactions; (ii) reasonably likely to impose or confirm limitations on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby; or (iii) seeking to require divestiture by Parent or Purchaser of any Shares.

          (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued and deemed applicable to (i) Parent, the Company or any Subsidiary or Affiliate of Parent or the Company or (ii) any Transaction, by any Governmental Authority, domestic or foreign, which is reasonably likely to result, directly or indirectly in any of the consequences referred to in clauses
     (i) through (iii) of paragraph (a) above;

          (c) there shall have occurred, and be continuing, any change, condition, event or other development that, individually or in the aggregate, has a Material Adverse Effect;

          (d) any representation or warranty of the Company in the Merger Agreement that is qualified by materiality or Material Adverse Effect shall not be true and correct, or without regard to such qualifications, any such representations or warranties shall not be true and correct so as to in aggregate have a Material Adverse Effect, or any representation or warranty not so qualified shall not be true and correct in all material respects, in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement (except for representations and warranties made as of a specific date which shall be true and correct as of such date) or the Company shall not have delivered to Parent a certificate of the Company to such effect signed by a duly authorized officer thereof and dated as of the date on which Parent shall first accept Shares for payment;

          (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (f) the Merger Agreement shall have been terminated in accordance with its terms; or

          (g) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of a payment for Shares thereunder.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion (provided, however, that the Minimum Condition may not be waived without the prior approval of the Company and that no change may be made which decreases the price per Share payable in the Offer or which imposes conditions to the Offer in addition to those set forth in this Section 15). The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                16.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     General. Except as described in this Section 16, based upon a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see Section 10), neither Parent nor Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer, the Merger or otherwise or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent currently contemplate that it will be sought. While Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 15 have occurred), there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Parent or Purchaser or that certain parts of the business of the Company, Parent or Purchaser might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approvals were not obtained or any other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to certain of the legal matters discussed in this Section 16. See Section 15.

     Pending Litigation. Following the April 6, 1998, announcement of the proposed acquisition of the Company by Parent and Purchaser, two putative class actions on behalf of stockholders of the Company were filed in the Delaware Court of Chancery. See Section 7.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On April 4, 1998, prior to the execution of the Merger Agreement, the Board of Directors of the Company, by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement, determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 15.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer are subject to such requirements. See Section 2.

     Pursuant to the HSR Act on April 10, 1998, Parent filed a Premerger Notification and Report Form with the Antitrust Division and the FTC in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on April 22, 1998, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from the parties with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order, or the FTC or Antitrust Division could seek an injunction to prevent consummation of the transaction. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, or until the waiting period is sooner terminated by the FTC and the Antitrust Division. Only extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 and Section 15.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 15 for certain conditions to the Offer, including certain conditions with respect to litigation.

     Federal Reserve Board Regulations. The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Purchaser and Parent believe that the financing of the acquisition of the Shares will not be subject to the margin regulations.

     State Change In Control Rules. The Company generally conducts its business pursuant to separate licenses issued by each of the states in which Company operates. Many of these states, as well as Puerto Rico and Canada, have state laws addressing a change in control of a licensee. Purchaser or Parent will be subject to these laws in connection with the Offer or the Merger. While these laws differ from jurisdiction to jurisdiction, they typically require prior notice to the licensing authority of a proposed change in control. In some cases, the licensing authority must approve the change in control in advance of a transaction effectuating a change in control. In other cases, express approval is not required prior to the change in control, but the relevant laws, expressly or by implication, authorize the licensing authority to deny a transaction resulting in a change in control. Some typical factors that may be considered by the licensing authorities when reviewing a change in control notice or application are the financial condition, competence, experience, and moral character of the acquiror, as well as an assessment of whether the acquiror will conduct the business of the licensee in compliance with applicable laws. There can be no assurance that the Purchaser or Parent will be able to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary or the Parent after purchase of the Shares pursuant to the Offer and the Merger.

     Foreign Approvals. According to publicly available information, the Company conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

                             17.  FEES AND EXPENSES

     Purchaser and Parent have retained Salomon to act as the Financial Advisor and to provide certain financial advisory services in connection with the proposed acquisition of the Company (including acting as Dealer Manager). In connection with such services. Parent has agreed to pay Salomon a fee of $150,000 which was paid upon execution of the engagement letter; an additional fee of $250,000 contingent upon the rendering of certain advice to Parent as to the consideration to be paid in the Offer, and, which became payable upon receipt thereof; an additional fee of $250,000 contingent upon and, which became payable promptly following execution of the Merger Agreement; and an additional fee of $3.0 million (less the $650,000 payable pursuant to the preceding clauses), payable upon consummation of the Offer. If following or in connection with the termination or abandonment of the Offer and Merger, the Company receives a so-called "breakup", "termination", "topping" or similar fee or payment (except in certain circumstances), or obtains any profit on any option on any Shares, Salomon will be entitled to an additional cash fee equal to 10% of the excess (if any) of such fees, payments and profits over the direct out-of-pocket expenses incurred in connection with such transaction. Parent will also reimburse Salomon for certain reasonable out-of-pocket expenses, including reasonable attorneys' fees. Parent will also indemnify the Dealer Manager against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser and Parent have retained MacKenzie Partners, Inc. to act as the Information Agent and Norwest Bank Minnesota, N.A. to serve as the Depositary in connection with the Offer. The Dealer Manager and the Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the federal securities laws.

     Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person or entity (other than as described in the preceding paragraph) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

                               18.  MISCELLANEOUS

     Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by the Dealer Managers or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser and Parent have filed with the Commission the Tender Offer Statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 (except that such material will not be available at the regional offices of the Commission).

                                          Pine Valley Acquisition Corporation

April 10, 1998

                                   SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

     The name, age, present principal occupation or employment and five-year employment history of each director and executive officer of Viad Corp ("Parent") and certain other information are set forth below. Unless otherwise indicated, the business address of each director and executive officer of Parent is: c/o Viad Corp, 1850 North Central Avenue, Phoenix, Arizona 85077. Unless otherwise indicated, each occupation set forth below next to an individual's name refers to employment with Parent. All directors and executive officers listed below are citizens of the United States. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer of Parent, or the organization indicated, for the past five years.

                   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
                 NAME                    AGE         POSITIONS HELD, PRINCIPAL BUSINESS ADDRESS
                 ----                    ---    ----------------------------------------------------
Robert H. Bohannon.....................  53    Chairman, President and Chief Executive Officer of
                                               Parent. Director of Parent since 1996. Also Director
                                               of Purchaser. Prior to January, 1997, Mr. Bohannon
                                               served as President and Chief Operating Officer of
                                               Parent since August 15, 1996. Prior thereto he was
                                               President and Chief Executive Officer of Travelers
                                               Express Company, Inc. since 1993, and prior to that
                                               was a senior officer at Marine Midland Bank of
                                               Buffalo, New York.
Jess Hay...............................  67    Director of Parent since 1981. Chairman, Texas
                                               Foundation for Higher Education, and Chairman of the
                                               Board of HCB Enterprises Inc, a private investment
                                               firm. Retired Chairman and Chief Executive Officer of
                                               Lomas Financial Group. Also a director of Exxon
                                               Corporation, SBC Communications, Inc., and Trinity
                                               Industries, Inc. Mr. Hay's business address is: P.O.
                                               Box 239, Dallas, Texas 75221-0239.
Judith K. Hofer........................  58    Director of Parent since 1984. President and Chief
                                               Executive Officer of Filene's, a retail department
                                               store division of The May Department Stores Company.
                                               Ms. Hofer's business address is: c/o Filene's, 426
                                               Washington Street, Boston, Massachusetts 02108.
Jack F. Reichert.......................  67    Director of Parent since 1984. Chairman of the Board,
                                               Retired, and a director of Brunswick Corporation, a
                                               leader in marine power, pleasure boating and
                                               recreation products and services. Trustee, Carroll
                                               College; Executive in Residence, University of
                                               Wisconsin-Milwaukee; Director, Professional Bowlers
                                               Association. Mr. Reichert's business address is: c/o
                                               Brunswick Corporation, 1 North Field Court, Lake
                                               Forest, Illinois 60045-4811.
Linda Johnson Rice.....................  41    Director of Parent since 1992. President and Chief
                                               Operating Officer and a director of Johnson Publishing
                                               Company, Inc., publisher of Ebony and other magazines.
                                               Also a director of Bausch & Lomb Incorporated, and
                                               Kimberly-Clark Corporation. Ms. Johnson's business
                                               address is: c/o Johnson Publishing Company, Inc., 820
                                               South Michigan Avenue, Chicago, Illinois 60605.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
                 NAME                    AGE         POSITIONS HELD, PRINCIPAL BUSINESS ADDRESS
                 ----                    ---    ----------------------------------------------------
Douglas L. Rock........................  51    Director of Parent since 1996. Chairman of the Board
                                               and Chief Executive Officer of Smith International,
                                               Inc., a supplier of products and services to the oil
                                               and gas drilling and production industry. Mr. Rock's
                                               business address is: c/o Smith International, Inc.,
                                               16470 Hardy Street, Houston, Texas 77032.
John C. Tolleson.......................  49    Director of Parent since 1997. Founder and former
                                               Chairman and Chief Executive Officer of First USA,
                                               Inc., a financial services company specializing in the
                                               credit card business; and currently Chairman of The
                                               Tolleson Group, a private investment group. Also a
                                               director of Banc One Corporation, Capstead Mortgage
                                               Corporation, and Paymentech, Inc. Mr. Tolleson's
                                               business address is: c/o The Tolleson Group, 1601 Elm
                                               Street, 47th Floor, Dallas, Texas 75201.
Timothy R. Wallace.....................  44    Director of Parent since 1996. President and Chief
                                               Operating Officer and a director of Trinity
                                               Industries, Inc., a manufacturer of railcars and
                                               equipment. Mr. Wallace's business address is: c/o
                                               Trinity Industries, Inc., 2525 Stemmons Freeway,
                                               Dallas, Texas 75207.
L. Gene Lemon..........................  57    Vice President -- Administration of Parent since 1996
                                               and prior thereto was Vice President and General
                                               Counsel of Parent.
Ronald G. Nelson.......................  56    Vice President -- Finance and Treasurer of Parent
                                               since 1994 and prior thereto was Vice
                                               President-Treasurer.
Peter J. Novak.........................  58    Vice President and General Counsel of Parent since
                                               1996. Prior to February, 1996, Mr. Novak was Deputy
                                               General Counsel of Parent, and prior to serving in
                                               that position was Group General Counsel of Parent.
Scott E. Sayre.........................  51    Secretary and Associate General Counsel of Parent
                                               since January, 1997. Prior to January, 1997, Mr. Sayre
                                               served as Assistant Secretary and Assistant General
                                               Counsel of the Parent since February, 1996, and prior
                                               thereto was Assistant General Counsel.
Richard C. Stephan.....................  58    Vice President -- Controller of Parent since 1980.
Wayne A. Wight.........................  55    Vice President -- Corporate Development of Parent,
                                               since February, 1998. Prior to February, 1998, Mr.
                                               Wight served as Executive Director -- Corporate
                                               Development of Parent.
Charles J. Corsentino..................  51    President and Chief Executive Officer of
                                               Exhibitgroup/Giltspur, a division of Parent, since
                                               1991.
Frederick J. Martin....................  63    President and Chief Executive Officer of Dobbs
                                               International Services, Inc., a subsidiary of Parent,
                                               since 1985.
Philip W. Milne........................  39    President and Chief Executive Officer of Travelers
                                               Express Company, Inc., a subsidiary of Parent, since
                                               August, 1996. Prior to August, 1996, Mr. Milne was
                                               Vice President -- General Manager -- Retail Payment
                                               Products of Travelers Express Company, Inc., since May
                                               15, 1993, and prior thereto served in similar
                                               executive capacities at Travelers Express Company,
                                               Inc.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
                 NAME                    AGE         POSITIONS HELD, PRINCIPAL BUSINESS ADDRESS
                 ----                    ---    ----------------------------------------------------
Paul B. Mullen.........................  43    President and Chief Executive Officer of GES
                                               Exposition Services, Inc., a subsidiary of Parent.
                                               Prior to May, 1996, Mr. Mullen was President and Chief
                                               Executive Officer of Giltspur, Inc. Prior thereto, he
                                               was Executive Vice President and Chief Operating
                                               Officer of Giltspur, Inc. since 1994, and prior to
                                               that, he was President of the Pittsburgh Division of
                                               Giltspur, Inc. since 1992.

                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The name, age, present principal occupation or employment and five-year employment history of, and certain other information relating to, each director and executive officer of Pine Valley Acquisition Corporation ("Purchaser") are set forth below. The present principal occupation or employment and five-year employment history of such persons who are executive officers of Parent are set forth earlier in this Schedule I. The business address of each director and executive officer of Purchaser is: c/o Viad Corp, 1850 North Central Avenue, Phoenix, Arizona 85077. Unless otherwise indicated, each occupation set forth next to an individual's name refers to employment with Purchaser. All directors and executive officers listed below are citizens of the United States.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                 NAME                    AGE                  MATERIAL POSITIONS HELD
                 ----                    ---        -------------------------------------------
Robert H. Bohannon.....................  53    Director of Purchaser since March, 1998. (See
                                               information set forth above.)
Ronald G. Nelson.......................  56    Director, Vice President and Assistant Treasurer of
                                               Purchaser since March, 1998. (See information set
                                               forth above.)
Philip W. Milne........................  39    Director, President and Chief Executive Officer of
                                               Purchaser. (See information set forth above.)
Carol L. Lenhart.......................  47    Vice President and Treasurer of Purchaser since March,
                                               1998. Ms. Lenhart also is Vice President-Treasurer of
                                               Travelers, having been in that position since March,
                                               1997. Prior thereto Ms. Lenhart was Assistant
                                               Treasurer of SuperValu Inc. since 1993 and Director of
                                               Corporate Finance since 1989.
Anthony P. Ryan........................  35    Vice President and Chief Financial Officer and
                                               Assistant Treasurer of Purchaser since March, 1998.
                                               Mr. Ryan also is Vice President and Chief Financial
                                               Officer and Assistant Treasurer of Travelers since
                                               May, 1997; since September, 1996, he was Vice
                                               President-Division Controller; and since May, 1995,
                                               was Controller-Payment Systems Group. Prior to May,
                                               1995, he was Director of Finance or served in similar
                                               management positions at FirstData Corporation since
                                               August, 1985.
Scott E. Sayre.........................  51    Secretary of Purchaser since March, 1998. (See
                                               information set forth above.)

     The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                          NORWEST BANK MINNESOTA, N.A.

           By Mail:               By Facsimile Transmission:         By Overnight Courier:

  Norwest Shareowner Services           (612) 450-4163            Norwest Shareowner Services
        P.O. Box 64858               Confirm by Telephone:        161 North Concord Exchange
    St. Paul, MN 55164-0858             (612) 450-4110             Reorganization Department
                                                                   South St. Paul, MN 55075

                                           By Hand:

  Norwest Shareowner Services                                    The Depository Trust Company
  161 North Concord Exchange                                               1st Floor
           2nd Floor                                                    55 Water Street
   South St. Paul, MN 55075                                           New York, NY 10041

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                         MacKenzie Partners, Inc. Logo

                                156 Fifth Avenue
                            New York, New York 10010
                          Call collect: (212) 929-5500
                                       or
                         Call Toll-Free (800) 322-2885

                      The Dealer Manager for the Offer is:

                              SALOMON SMITH BARNEY
                             333 South Hope Street
                         Los Angeles, California 90071
                          (213)253-1842 (Call Collect)